Exhibit 99.1

ImmuCell

ImmuCell Corporation Announces Pricing of $3 Million Public
Offering of Common Shares

FOR IMMEDIATE RELEASE

PORTLAND, Maine – December 19, 2017 – ImmuCell Corporation (“ImmuCell” or the “Company”) (Nasdaq: ICCC), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced an underwritten public offering of 417,807 shares of common stock at a price to the public of $7.30 per share. Net proceeds to the Company from the offering are expected to be approximately $2.7 million, after deducting underwriting commissions and other expenses related to the offering.

Craig-Hallum Capital Group is acting as sole underwriter for the offering.

The offering is expected to close on or about December 21, 2017 subject to customary closing conditions.

ImmuCell intends to use the net proceeds from the offering to:

●	complete the Nisin production facility (estimated total cost is now $21 million, which is $197,000 greater than our previously disclosed estimate of $20,803,000);

●	expand production capacity for the newly launched First Defense® Tri-Shield™ in a gel tube delivery format;

●	hire additional regional sales managers;

●	engage a qualified consultant to help achieve regulatory approval for the sale of the First Defense® product line outside of North America; and

●	general working capital purposes.

The Company also announced that, based on currently available information, estimated revenues for the twelve-month period ended November 30, 2017 are expected to increase by 9%, or $867,000, to $10,189,000 in comparison to the twelve-month period ended November 30, 2016. The Company’s estimated cash and cash equivalents balance was approximately $378,000 as of November 30, 2017. These expected results are preliminary, are subject to the completion of an audit of the Company’s December 31, 2017 financial statements, and are not necessarily indicative of the results to be expected for future periods.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). A prospectus supplement relating to the offering will be filed with the SEC, and will be available on the SEC’s website located at http://www.sec.gov and may also be obtained from Craig-Hallum Capital Group, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: prospectus@chlm.com.

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This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ImmuCell

ImmuCell Corporation's (Nasdaq:ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: http://www.immucell.com.

Safe Harbor Statement:

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of our new products; future market share of and revenue generated by current products and products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the future adequacy of our working capital and the availability and cost of third party financing; timing and future costs of a facility to produce the Drug Substance (our active pharmaceutical ingredient, Nisin); the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance; factors that may affect the dairy and beef industries and future demand for our products; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors’ ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, actual as compared to expected or estimated costs of expanding our manufacturing facilities, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors discussed above.

Contact:	Michael F. Brigham, President and CEO
ImmuCell Corporation (207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame Lytham Partners, LLC (602) 889-9700 iccc@lythampartners.com

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